Exhibit 99.1

Fiscal Quarter Ended
January 31,2012

Mass Megawatts Wind Power MMMW Reports for Fiscal Quarter Ended January 31,2012

WORCESTER, MA., March 15,2012 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc.(OTC bulletin Board: MMMW.OB) reports a net loss one cent per share or $136,454 in the third fiscal quarter ending January 31,2012.  During the same fiscal period a year ago, Mass Megawatts Wind Power, also known as Mass Megawatts Windpower, reported a net loss of one cents per share or $80,414 for the fiscal quarter ending January 31,2011.

The Mass Megawatts wind power plant also known as the Multiaxis Turbosystem  is preparing an  improved wind augmenter for production. The newest version of  the Mass Megawatts wind augmenter is a more cost effective method for increasing wind velocity.  A wind augmenter increases the harnessed wind velocity in order to increase the power output.  The new Mass Megawatts  Wind Power augmenter technology reduces the cost for heavy and expensive components being required by earlier versions of a wind augmenter.

In recent Mass Megawatts Wind Power news, MMMW started production of its wind-powered, water pump system for delivery in the next few months.  Construction was completed in December 2011  on the initial unit, which provides a low-cost solution for water pump applications commonly needed on farms and ranches throughout the central plains of the United States.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power’s ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power , also known as Mass Megawatts Windpower, to achieve or maintain necessary zoning approvals with respect to the location of its  power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power. Additionally, Mass Megawatts Wind Power stock quote and Mass Megawatts stock price may be impacted by global condition.   Mass Megawatts Wind Power Inc. expected and anticipated positive and negative impact on the Mass Megawatts stock price and the MMMW stock quote.

Contact:

Jon Ricker (508) 751-5432

www.massmegawatts.com